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       WARRANTS

     NUMBER            DEERFIELD FINANCIAL SERVICES INC.           WARRANTS
-----------------                                             -----------------

W                    REDEEMABLE WARRANT TO PURCHASE SHARES
                               OF COMMON STOCK

-----------------                                             -----------------
                                                               CUSIP 244340 113


                     VOID (UNLESS EXTENDED) AFTER 5:00 P.M.
               EASTERN STANDARD TIME, AUGUST 29, 2000

This Certifies that, FOR VALUE RECEIVED






         or registered assigns, is entitled to purchase from DEERFIELD FINANCIAL SERVICES INC., a Florida Corporation (the Corporation), on or before the close of business on August 29, 2000 (the Expiration Date) the number shown above of full non-assessable shares of the Corporations Common Stock, par value of $0.01 per share (the Common Stock), by surrendering the Warrant Certificate with the purchase form on the back hereof duly executed at the principal office of Florida Atlantic Stock Transfer, Inc. (Warrant Agent) and by paying to the order of the Corporation in full, in lawful money of the United States of America, the purchase price for the shares as to which this Warrant Certificate is exercised. Each Warrant is equal to one (1) share of Common Stock. One (1) Warrant is necessary to acquire one (1) share of Common Stock at a price of $1.00 per share (the "Exercise Price"). This Certificate may be exercised in whole or in par for not less than one (1) full share of Common Stock, and upon any partial exercise there will be issued to the holder, a new Warrant Certificated in respect of the shares as to which this Warrant Certificate was not exercised. No fractional shares will be issued upon the exercise of rights to purchase hereunder or upon the automatic conversion hereof. As to any fraction of a share which a holder of one or more Warrant Certificates would otherwise be entitled to receive upon exercise, the Corporation shall pay the cash value thereof, determined as provided in the Warrant described herein.

         The Corporation agrees at all times to reserve or hold available a sufficient number of Common shares to cover the number of shares issuable upon exercise of this and all other Warrants of like tenor then outstanding.

         In certain events, the Exercise Price and the number of shares of Common Stock purchasable under this Warrant Certificate are subject to adjustments, all as provided on the reverse hereof. In the event of such an adjustment, notice will be sent to registered holders of Warrants.

         All rights represented by this Warrant Certificate to purchase shares of Common Stock shall cease at the close of business on the Expiration Date.

         This Warrant Certificate is transferable on the books of the Corporation by record holder hereof in person or by duly authorized attorney upon surrender hereof, properly endorsed at the office of the Warrant Agent, Florida Atlantic Stock Transfer, Inc. or at such other place designated by the Corporation.

         Subject to the foregoing limitations, every taker and holder of this Warrant by taking and holding the same, consents and agrees that title to this Warrant Certificate (together with all rights represented hereby) is transferable with the same effect as in the case of a negotiable instrument if endorsed to a specified person and if delivery is made to such person, and that if endorsed in blank the holder hereof may be treated by the Corporation and all other persons dealing with this Warrant Certificate as the absolute owner hereof for any purpose, and as the person entitled to exercise this Warrant Certificate or to the transfer thereof on said books, any notice to the contrary notwithstanding, but will such transfer on such books, the Corporation may treat the record holder as the owner hereof for the purpose of determining the person entitled to any rights or any notice pursuant to the terms hereof or for any other purpose.

         This Warrant Certificate, when surrendered at the office of the Warrant Agent (or that of its successor Warrant Agent) by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement for another Warrant Certificate, or other Warrant Certificates of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of shares of Common Stock.

         This Warrant Certificate shall not entitle the holder to any of the rights of a stock holder in the Corporation, including without limitation, the right to vote, to receive dividends and other distributions, to exercise any preemptive right, or to receive any notice of or attend meetings of stock holders or any other proceedings of the Corporation.

         This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.


                                   DATED

Countersigned:
Florida Atlantic Stock Transfer, Inc.
5701 North Pine Island Road,
Tamarac, Florida 33321
                                Warrant Agent
                                                           (SEAL)

By                              Authorized Officer





                               /s/ Frank E. Lambrecht          /s/ Paul Galant
                               ----------------------          ---------------
                                   Secretary                   President